Exhibit 99.1

John P. Bilbrey Joins Tapestry, Inc. Board of Directors

Brings Board Membership to Eight

NEW YORK--(BUSINESS WIRE)--April 14, 2020--Tapestry, Inc. (NYSE: TPR), a leading New York-based house of modern luxury accessories and lifestyle brands, today announced that John P. (J.P.) Bilbrey has been appointed to Tapestry’s Board of Directors. The appointment of Mr. Bilbrey to the Board brings the membership to eight.

Jide Zeitlin, Chairman and Chief Executive Officer of Tapestry, Inc., said, “We are extremely pleased that John has agreed to join our Board. He brings to our board deep consumer and operational experience along with broad global experience, having spent substantial time in Asia and the Middle East. John’s passion for the application of data analytics to understanding the consumer and influencing the supply chain will be invaluable assets to Tapestry.”

“We endeavor to bring a diversity of skills and perspectives to our Board discussions. We are delighted to have found a leader with the breadth and depth of multi-brand experience in the consumer space in J.P.,” said Susan Kropf, Lead Independent Director of the Board of Tapestry, Inc. “I am certain he will bring important and unique insights to our work as Tapestry proceeds with its long-term strategic growth agenda amidst a rapidly evolving global retail environment.”

John P. Bilbrey served as President and Chief Executive Officer of The Hershey Company, a global confectionery leader and producer of snack products in the U.S., from 2011 until his retirement in March 2017. He also served as Chairman of Hershey from 2015 until March 2017 and as Non-Executive Chairman from March 2017 to May 2018. Mr. Bilbrey joined the management team of Hershey as Senior Vice President, President Hershey International in 2003, serving as Senior Vice President, President Hershey North America from 2007 to 2010 and as Executive Vice President and Chief Operating Officer from 2010 to 2011. He previously spent 22 years at The Procter & Gamble Company.

Mr. Bilbrey serves on the Board of Directors of three public companies: Campbell Soup Company, Elanco Animal Health and Colgate-Palmolive.

Upon his appointment, Mr. Bilbrey said, “I am excited to be joining the Board of Directors of Tapestry, an innovative company with powerful brands. I look forward to supporting the company and helping to inform its consumer centric strategies as it navigates the current challenging environment and creates the foundation to drive long-term sustainable growth.”

Tapestry, Inc. is a New York-based house of modern luxury lifestyle brands. The Company’s portfolio includes Coach, Kate Spade and Stuart Weitzman. Our Company and our brands are founded upon a creative and consumer-led view of luxury that stands for inclusivity and approachability. Each of our brands are unique and independent, while sharing a commitment to innovation and authenticity defined by distinctive products and differentiated customer experiences across channels and geographies. To learn more about Tapestry, please visit www.tapestry.com. The Company’s common stock is traded on the New York Stock Exchange under the symbol TPR.

This information to be made available in this press release may contain forward-looking statements based on management's current expectations. Forward-looking statements include, but are not limited to, statements that can be identified by the use of forward-looking terminology such as "may," "will," “can,” "should," “confident,” “future,” "expect," "intend," "estimate," "continue," "project," "guidance," "forecast," “outlook,” “believe,” "anticipate," “proactive,” “preemptive,” “excited about,” “moving,” “leveraging,” “capitalizing,” “developing,” “drive,” “targeting,” “assume,” “plan,” “proceed,” “build,” “pursue,” “maintain,” “on track,” “well positioned to,” “commit,” “look forward to,” “to acquire,” “achieve,” “strategic vision,” “growth opportunities” or comparable terms. Future results may differ materially from management's current expectations, based upon a number of important factors, including risks and uncertainties such as expected economic trends, the ability to anticipate consumer preferences, the ability to control costs and successfully execute our transformation and operational efficiency initiatives and growth strategies and our ability to achieve intended benefits, cost savings and synergies from acquisitions, the risk of cybersecurity threats and privacy or data security breaches, the impact of tax legislation, the impact of the COVID-19 outbreak, etc. Please refer to the Company’s latest Annual Report on Form 10-K, Quarterly Report on Form 10-Q and its other filings with the Securities and Exchange Commission for a complete list of risks and important factors. The Company assumes no obligation to revise or update any such forward-looking statements for any reason, except as required by law.

Contacts

Tapestry, Inc.
Analysts & Media:
Andrea Shaw Resnick
Global Head of Investor Relations and Corporate Communications
212/629-2618
Aresnick@tapestry.com
Christina Colone
Vice President, Investor Relations
212/946-7252
ccolone@tapestry.com